EXHIBIT 99


                           INDEPENDENT AUDITOR'S REPORT


      Financial Statements as of April 30, 2000 and April 30, 2001 together with the Independent Auditors' Report

 To the Board of Directors and Stockholders of United Financial Mortgage Corp.

      We have audited the accompanying balance sheets of United Financial Mortgage Corp. as of April 30, 2000 and April 30, 2001, and the related statements of income, stockholders' equity and cash flows for the years ended April 30, 2000 and April 30, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Financial Mortgage Corp. as of April 30, 2000 and April 30, 2001 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principals.


                               CRAIG SHAFFER AND ASSOCIATES, LTD., C.P.A.

 Des Plaines, Illinois

 July 25, 2001

 Respectfully submitted,

 By: /S/ Craig Shaffer

 Craig Shaffer and Associates, Ltd.
 Certified Public Accountants